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                                                                    EXHIBIT 99.2


________________________________________________________________________________





                              AMENDED AND RESTATED

                                ESCROW AGREEMENT

                                  by and among



                             U.S. CAN CORPORATION,


                         HARRIS TRUST AND SAVINGS BANK,
                                   as Trustee


                                      and


                      THE FIRST NATIONAL BANK OF CHICAGO,
                                as Escrow Agent





Dated as of October 17, 1996




________________________________________________________________________________






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                                ESCROW AGREEMENT


                 THIS AMENDED AND RESTATED ESCROW AGREEMENT (this "Agreement"), dated as of October 17, 1996, is by and among U.S. CAN CORPORATION (the "Company"), HARRIS TRUST AND SAVINGS BANK, as trustee under the Indenture referred to below (the "Trustee"), and THE FIRST NATIONAL BANK OF CHICAGO, as escrow agent (the "Escrow Agent").

                                    RECITALS

         A. Amendment and Restatement. Each of the parties hereto has previously entered into that certain Escrow Agreement, dated as of October 17, 1996 (the "Escrow Agreement"), and each of such parties desires to amend such Escrow Agreement and, pursuant thereto, to restate the Escrow Agreement in its entirety as set forth in this Agreement (such restatement to be effective as of the date of the Escrow Agreement).

         A. The Securities. Pursuant to that certain Indenture (the "Indenture") dated as of October 17, 1996 by and between the Company, the Trustee and United States Can Company, a wholly owned Subsidiary of the Company, as Guarantor, the Company will issue $275,000,000 in aggregate principal amount of 10-1/8% Senior Subordinated Notes due 2006 (the "Securities"). Simultaneously with receipt of payment for the Securities (the "Deposit Time"), $109,732,095 (or such other amount as is sufficient to effect the Required Redemption) received as proceeds by the Company from the sale of the Securities (the "Escrow Funds") will be deposited into a segregated cash account with the Escrow Agent at its office at 1 First National Plaza, Suite 0673, Chicago IL 60670, Account No. 22-203607, in the name of United States Can Company 13 1/2% Senior Subordinated Notes Redemption Escrow Account (the "Escrow Account"). The Escrow Account and all balances and investments from time to time therein shall be under the dominion and control of the Trustee and the Escrow Agent. The Escrow Funds will be invested as directed by the Company or an agent appointed by the Company subject to the provisions of this Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

         B. The Required Redemption. Pursuant to the Indenture, the Company has covenanted and agreed that it will set aside the Escrow Funds and use such funds to redeem (including the payment of interest accrued or payable from the date hereof through the date of redemption, the "Required Redemption") the Company's 13 1/2% Senior Subordinated Notes due 2002 (the "13 1/2% Notes") by January 22, 1997, pursuant to the terms of the indenture under which the 13 1/2% Notes were issued.

         C. Purpose. The parties hereto desire to set forth their agreement with regard to the administration of the Escrow Account and the conditions upon which funds will be released from the Escrow Account.

                                   AGREEMENT

                 NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:





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         1.  Maintenance of the Escrow Account.  So long as this Agreement is in full force and effect:

                 1.1 the Company shall establish and maintain the Escrow Account with the Escrow Agent in Chicago, Illinois, and the Escrow Account shall at all times remain under the dominion and control of the Trustee and the Escrow Agent; and

                 1.2 it shall be a term and condition of the Escrow Account, notwithstanding any term or condition to the contrary in any other agreement relating to the Escrow Account and except as otherwise provided by the provisions of Article 3 of this Agreement, that no amount (including, without limitation, interest on or other proceeds of the Escrow Account or on any Temporary Cash Investments held therein) shall be paid or released to or for the account of, or withdrawn by or for the account of, the Company or any other person or entity other than the Trustee or its designated agent from the Escrow Account (other than customary brokerage or similar fees, discounts or commissions payable in connection with investments of funds pursuant to Section
2.1 hereof).

         2. Investment and Liquidation of Funds in Escrow Account. Funds deposited in the Escrow Account shall be invested and reinvested by the Escrow Agent on the following terms and conditions:

                 2.1 Allowable Investments. Subject to the provisions of Articles 2 and 3, funds held by the Escrow Agent in the Escrow Account may, at the direction of the Company or an agent appointed by the Company, be invested and reinvested in the following ("Temporary Cash Investments"):

                 (i) investments in U.S. Government Obligations with maturities no later than January 15, 1997 maturing within 90 days of the date of acquisition thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits with maturities no later than January 15, 1997, issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500,000,000 and whose long-term debt is rated "A-3" or A- or higher according to Moody's Investors Service, Inc. or Standard & Poor's Corporation (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)), (iii) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, and (iv) investments in commercial paper, with maturities no later than January 15, 1997, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Corporation.

                 Investment instructions may instruct the Escrow Agent to purchase or sell specific securities to or from specific persons and/or on specific terms negotiated by the Company or its agent. If the Company or such agent fails to give investment instructions to the Escrow Agent by 12:00 noon (Chicago time) on any Business Day on which there is






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uninvested cash and/or maturing Temporary Cash Investments in the Escrow
Account, the Trustee is hereby authorized and directed to direct the Escrow Agent to invest any such cash or the proceeds of any maturing Temporary Cash Investments in Temporary Cash Investments maturing on the next Business Day. The Company's or such agent's failure to give such investment instructions shall not constitute a default or an event of default hereunder.

                 All of the Temporary Cash Investments shall mature on or prior to January 15, 1997; provided, however, that if the Trustee receives from the Company a certificate substantially in the form of Exhibit A hereto (a "Preliminary Release Certificate") that: (x) sets forth the date (the "Closing Date") set for the Required Redemption, which shall not be earlier than five
(5) Business Days after receipt of such Preliminary Release Certificate; (y) states that the Company reasonably believes that the Required Redemption will be consummated on the specified Closing Date; and (z) directs the liquidation of all of the Temporary Cash Investments in accordance with Section 3.2, the Trustee shall direct the Escrow Agent to only invest in Temporary Cash Investments such that the funds held in the Escrow Account will be available for release no later than 12:00 noon (Chicago time) on the Closing Date.

                 2.2 Interest. All interest earned on funds invested in Temporary Cash Investments shall be held in the Escrow Account and reinvested in accordance with the terms hereof and will be subject to the security interest granted hereunder to the Trustee.

                 2.3 Limitation of Trustee's and Escrow Agent's Liability. In no event shall the Trustee or the Escrow Agent have any liability to the Company or any other person for investing the funds from time to time in the Escrow Account in accordance with the provisions of this Article 2, regardless of whether greater income or a higher yield could have been obtained had the Escrow Agent invested such funds in different Temporary Cash Investments, or for any loss associated with the sale or liquidation of Temporary Cash Investments in accordance with the terms of this Agreement.

         3. Disposition of Escrow Funds Upon Certain Events

                 3.1 Use of Escrow Funds. Other than pursuant to Section 3.6 and the Temporary Cash Investments, the funds invested in the Escrow Account shall, as provided in Section 3.3 and following, irrevocably be used for the Required Redemption.

                 3.2 Transfer of Escrow Proceeds for the Required Redemption. When, on or prior to January 7, 1997, the Company delivers to the Trustee a Preliminary Release Certificate stating that the Required Redemption will occur, the Trustee shall direct the Escrow Agent to: (a) liquidate, within five
(5) Business Days after the Trustee's receipt of such Preliminary Release Certificate, all of the Temporary Cash Investments in the Escrow Account and,
(b) transfer, on the Closing Date, such amount of funds as specified pursuant to Section 3.3 sufficient to complete the Required Redemption (including the payment of any interest accrued and/or payable with respect to the 13 1/2% Notes), and the Escrow Agent hereby agrees to liquidate such amount of Temporary Cash Investments and to make such funds transfer, subject to Section 3.3.

                 3.3 Release of Funds. On the Closing Date, the Company shall deliver to the Trustee (x) confirmation of the amounts required to be transferred by the Escrow Agent






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pursuant to Section 3.2 (including any amounts with respect to interest accrued and/or payable with respect to the 13 1/2% Notes), (y) an opinion of Ross & Hardies, counsel to the Company in the form of Exhibit B hereto, to the effect that the Required Redemption complies with all of the conditions in the Indenture and the terms of the indenture governing the 13 1/2% Notes, and that the Company has duly authorized, executed and delivered the confirmation identified in clause (x) and the Release Certificate (as defined below), and
(z) a certificate substantially in the form of Exhibit C hereto (a "Release Certificate") stating that (1) all conditions to the Required Redemption have been satisfied or waived, (2) that the Required Redemption will be consummated on such date on substantially the terms described in the Indenture and (3) that no Event of Default (as defined in the Indenture) has occurred and is continuing or will occur as a result of the release of funds contemplated hereby, and instructing the Trustee to direct the Escrow Agent to release the appropriate dollar amount of the Escrow Funds in accordance with this Section
3.3. Upon receipt of the foregoing and in good faith reliance thereon, the Trustee shall direct the Escrow Agent to transfer the amount specified by the applicable terms of such Release Certificate in immediately available funds in accordance with the terms of such Release Certificate. The delivery of the items identified in clauses (x), (y) and (z) shall be the only conditions precedent to the release of funds pursuant to this Agreement.

                 3.4 Payment of Interest on 13 1/2% Notes. If the Closing Date set forth in the Preliminary Release Certificate is not January 15, 1997,
(i) the Company shall include in such Preliminary Release Certificate the amount of the interest payment required to be made in respect of the 13 1/2% Notes on January 15,1997 and (ii) the Trustee shall direct the Escrow Agent to transfer, on January 15, 1997, such amount of funds to the account specified by the Company in such Preliminary Release Certificate in order to make the required interest payment with respect to the 13 1/2% Notes, and the Escrow Agent hereby agrees to liquidate such amount of Temporary Cash Investments and to make such funds transfer.

                 3.5 Release of Remaining Funds in Escrow Account. Upon such date as the Escrow Funds have been released in accordance with Sections 3.2 and
3.3 hereof and upon receipt of a request by the Company, the Escrow Agent shall transfer by wire transfer of immediately available funds any funds remaining in the Escrow Account to an account designated by the Company.

                 3.6 Funds Continuously Held. In the event that the Escrow Funds are not released pursuant to Sections 3.2, 3.3 and 3.4, the Escrow Funds shall be continuously held as provided herein until receipt by the Escrow Agent of a final order of a court of competent jurisdiction directing Escrow Agent to withdraw the Escrow Funds.

         4. Representations and Warranties. The Company hereby makes all representations and warranties applicable to the Company contained in the Indenture. The Company further represents and warrants that:

                 4.1 The execution, delivery and performance by the Company of this Agreement are within the Company's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or bylaws of the Company or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company, or result in the creation or imposition of any Lien on any assets of the Company.






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                 4.2  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                 4.3 No litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to the best knowledge of the Company, threatened by or against the Company or against any of its properties or revenues with respect to this Agreement or any of the transactions contemplated hereby.

         5. Indemnity. The Company shall indemnify and hold harmless the Trustee, the Escrow Agent and their respective directors, officers, agents and employees, from and against any and all claims, actions, obligations, liabilities and expenses, including, without limitation, defense costs, investigative fees and costs, legal fees and claims for damages incurred in any action or proceeding between the parties hereto or in disputes with third parties or otherwise, arising from or in connection with the Trustee's and/or the Escrow Agent's acceptance of, or performance under, this Agreement, except to the extent that such liability, expense or claim is directly attributable to the gross negligence or bad faith of the Trustee or the Escrow Agent.

         6. Termination. This Agreement shall terminate automatically upon the release of all of the Escrow Funds pursuant to Sections 3.2, 3.3, 3.4 and 3.5 hereof.

         7. Miscellaneous.

                 7.1 Waiver. Any party hereto may specifically waive any breach of this Agreement by any other party, but no such waiver shall be deemed to have been given unless such waiver is in writing, signed by the waiving party, and specifically designates the breach waived, nor shall any such waiver constitute a continuing waiver of similar or other breaches.

                 7.2 Invalidity. If, for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid in a particular case or in all cases, such circumstances shall not have the effect of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid, and the inoperative, unenforceable or invalid provision shall be construed as if it were written so as to effectuate, to the maximum extent possible, the parties' intent.

                 7.3 Assignment. This Agreement shall inure to and be binding upon the parties and their respective successors and permitted assigns; provided, however, that the Company may not assign its rights or obligations hereunder without the express prior written consent of the Trustee.

                 7.4 Choice of Law. The existence, validity, construction, operation and effect of any and all terms and provisions of this Agreement shall be determined in accordance with and governed by the internal laws of the State of New York including, without limitation, the Uniform Commercial Code in effect in the State of New York, without giving effect to the conflicts of law principles of such State.

                 7.5 Entire Agreement; Amendments. This Agreement and the Indenture contain the entire agreement among the parties with respect to the subject matter hereof and



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supersede any and all prior agreements, understandings and commitments with respect thereto, whether oral or written; provided, however, that this Agreement is executed and accepted by the Trustee subject to all terms and conditions of its acceptance of the trust under the Indenture, as fully as if said terms and conditions were set forth at length herein. This Agreement may be amended only by a writing signed by duly authorized representatives of all parties. The Trustee and the Escrow Agent may not execute any amendment to this Agreement that would adversely affect the rights of the holders of the Securities.

                 7.6 Notices. All notices, requests, instructions, orders and other communications required or permitted to be given or made under this Agreement to any party hereto shall be delivered in writing by hand delivery or overnight delivery, or shall be delivered by facsimile or telephonically with confirmation in writing not more than twenty-four hours following such facsimile or telephonic notice. A notice given in accordance with the preceding sentence shall be deemed to have been duly given upon the sending thereof, except for notice to the Trustee or the Escrow Agent, which shall be deemed given only when received. Notices should be addressed as follows:

                 To the Company:

                          U.S. Can Corporation
                          900 Commerce Drive
                          Oak Brook, IL  60521
                          Attention:  Secretary
                          Facsimile number:  (708) 571-2500
                          Telephone number:  (708) 573-0715

                 With copies to:

                          Ross & Hardies
                          150 North Michigan Avenue
                          Chicago, IL  60601
                          Attention:  Lawrence R. Samuels, Esq.
                          Facsimile number:  (312) 750-8600
                          Telephone number:  (312) 558-1000

                          and

                          Wachtell, Lipton, Rosen & Katz
                          51 West 52nd Street
                          New York, NY  10019
                          Attention:  David A. Katz, Esq.
                          Facsimile number:  (212) 403-2000
                          Telephone number:  (212) 403-1000






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                 To the Trustee:

                          Harris Trust and Savings Bank
                          Attention:  Indenture Trust Administration
                          311 West Monroe, 12th Floor
                          Chicago, IL 60606
                          Facsimile number: (312) 461-3525
                          Telephone number: (312) 461-2908

                 To the Escrow Agent:

                          The First National Bank of Chicago
                          Attention:  Corporate Trust Administration/
                            Escrow Unit
                          U.S. Mail Delivery:
                            1 First National Plaza, Suite 0673
                            Chicago, IL 60670
                          Courier Delivery:
                            1 North State Street, 9th Floor, Suite 0673
                            Chicago, IL 60602
                          Facsimile number: (312) 407-1708
                          Telephone number: (312) 407-1844

or at such other address, facsimile number or phone number as the specified entity most recently may have designated in writing in accordance with this paragraph to the other parties.

                 7.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.








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                 IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Agreement as of the day first written above.


COMPANY:                                   U.S. CAN CORPORATION


                                           By /s/ Timothy W. Stonich
                                            ---------------------------------
                                           Name:  Timothy W. Stonich
                                           Title:  Executive Vice President,
                                                      Finance, Chief Financial
                                                      Officer and Secretary


TRUSTEE:                                   HARRIS TRUST AND SAVINGS BANK,
                                           as Trustee


                                           By /s/ Daniel Donovan
                                            ---------------------------------
                                           Name:  Daniel Donovan
                                           Title:  Assistant Vice President


ESCROW AGENT:                              THE FIRST NATIONAL BANK OF CHICAGO,
                                           as Escrow Agent


                                           By /s/ J.T. Cahill
                                            ---------------------------------
                                           Name:  J.T. Cahill
                                           Title:  Assistant Vice President





                               [Escrow Agreement]